Frederick County Bancorp, Inc. Reports Results for the First Quarter 2013

FREDERICK, Md., April 16, 2013 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2013, the Company recorded net income of $480 thousand and diluted earnings per share of $0.31, as compared to net income of $370 thousand and diluted earnings per share of $0.24 recorded for the first quarter of 2012. The increase in earnings was due primarily to a decrease in total noninterest expense in 2013 to $2.2 million from the $2.4 million recorded in the first quarter of 2012, which was primarily related to a decrease in the provision for foreclosed properties from $100 thousand recorded in 2012, while no provision was required in 2013. In addition, earnings were also impacted by a reduction in the provision for loan losses from $65 thousand in 2012, while no provision was required in 2013, and an increase in total noninterest income to $249 thousand for 2013 as compared to $202 thousand for 2012. These changes were offset in part, by a decline of $99 thousand in net interest income, as interest income declined by a greater amount than interest expense, as the average rate earned on interest earning assets declined by 53 basis points, while the rates paid on interest bearing liabilities declined by 18 basis points.

The ratio of the allowance for loan losses to total loans stood at 1.55% and 1.54% as of March 31, 2013 and 2012, respectively. Net loan charge-offs for the quarter ended March 31, 2013 totaled $5 thousand compared to net loan recoveries for the same period last year totaling $5 thousand. The Company has seen a decrease in its ratio of nonperforming assets to total assets, 2.50% at March 31, 2013 as compared to 2.92% at March 31, 2012, and no change in its ratio of net charge-offs to average loans of 0.00% at both March 31, 2013 and 2012.

The Company also reported that, as of March 31, 2013, assets stood at $320.6 million, with total deposits of $274.2 million and gross loans of $230.7 million, representing increases of 5.2%, 5.9% and 8.1%, respectively, as compared to the first quarter of 2012.

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five bank centers, four of which are located in the City of Frederick and one in Walkersville, Maryland.

	March 31,	March 31,	December 31,
	2013	2012	2012
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 320,612	$ 304,680	$ 314,459
Cash and due from banks	2,342	2,527	2,202
Federal funds sold and other overnight investments	37,958	30,744	30,349
Investment securities - available for sale	32,094	41,619	34,788
Restricted stock	1,444	1,510	1,504
Loans, net	227,095	210,009	225,717
Allowance for loan losses	3,565	3,286	3,571
Bank premises and equipment	6,688	6,915	6,734
Bank owned life insurance	7,851	4,641	7,788
Accrued Interest and other assets	3,092	3,324	3,329
Deposits	274,222	258,969	268,113
Short-term borrowings	2,700	2,700	2,700
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Accrued interest and other liabilities	937	1,116	1,204
Shareholders' equity	26,567	25,709	26,256

Nonperforming assets:
Nonaccrual loans	3,951	2,027	3,825
Accruing troubled debt restructurings	2,044	3,488	2,096
Foreclosed properties	2,048	3,391	2,048
Total nonperforming assets	8,043	8,906	7,969

SELECTED FINANCIAL DATA
			Three Months Ended
			March 31,
			2013	2012
(dollars in thousands, except per share data)			(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income			$ 3,074	$ 3,256
Interest expense			452	535
Net interest income			2,622	2,721
Provision for loan losses			-	65
Net interest income after provision for loan losses			2,622	2,656
Gain on sale of foreclosed properties			28	-
Other noninterest income(1)			221	202
Noninterest expense			2,227	2,350
Income before provision for income taxes			644	508
Provision for income taxes			164	138
Net income			480	370
Total comprehensive income			369	276
(1) Excluding gain on sale of foreclosed properties
Net charge-offs (recoveries)			5	(5)

PER COMMON SHARE DATA:
Basic earnings per share			$ 0.32	$ 0.24
Diluted earnings per share			$ 0.31	$ 0.24
Basic weighted average number of shares outstanding			1,508,574	1,516,445
Diluted weighted average number of shares outstanding			1,542,575	1,516,562
Common shares outstanding			1,508,574	1,516,949
Dividends declared			$ 0.05	$ 0.05
Book value per share			$ 17.61	$ 16.95

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets			0.61%	0.50%
Return on average equity			7.20%	5.71%
Allowance for loan losses to total loans			1.55%	1.54%
Nonperforming assets to total assets			2.50%	2.92%
Ratio of net charge-offs to average loans			0.00%	0.00%
Tier 1 capital to risk-weighted assets			12.47%	12.76%
Total capital to risk-weighted assets			13.72%	14.01%
Tier 1 capital to average assets			10.20%	10.48%
Average equity to average assets			8.44%	8.77%

Weighted average yield/rate on:
Loans			5.13%	5.67%
Interest-earning assets			4.28%	4.81%
Interest-bearing liabilities			0.77%	0.95%
Net interest spread			3.51%	3.85%
Net interest margin			3.66%	4.03%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, (240) 529-1507